Page 1 of 16

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
        (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*


                       GUSHAN ENVIRONMENTAL ENERGY LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    40330W106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                         13 G                  Page 2 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tiger Global Private Investment Partners III, L.P. ("Tiger PIP III")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               13,263,041 shares, except that Tiger Global PIP
         SHARES                Performance III, L.P. ("Tiger Performance III"),
                               the general partner of Tiger PIP III, Tiger
      BENEFICIALLY             Global PIP Management III, Ltd. ("Tiger
                               Management III"), the general partner of Tiger
     OWNED BY EACH             Performance III, and Tiger Global Management,
                               LLC ("Tiger Management"), the investment manager
       REPORTING               of Tiger PIP III, may be deemed to have sole
                               voting power with respect to such shares, and
         PERSON                Charles P. Coleman III ("Coleman"), the director
                               of Tiger Management III and the managing member
          WITH                 of Tiger Management, may be deemed to have sole
                               voting power with respect to such shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               13,263,041 shares, except that Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, and Tiger Management, the investment manager of Tiger PIP III, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management III and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           13,263,041
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    7.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 3 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Performance III, L.P. ("Tiger Performance III")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             13,263,041 shares, all of which are directly owned
         SHARES              by Tiger PIP III.  Tiger Performance III, the
                             general partner of Tiger PIP III, and Tiger
      BENEFICIALLY           Management III, the general partner of Tiger
                             Performance III, may be deemed to have sole voting
     OWNED BY EACH           power with respect to such shares, and Coleman, the
                             director of Tiger Management III, may be deemed to
       REPORTING             have sole voting power with respect to such shares.
                         -------------------------------------------------------
         PERSON
                         6   SHARED VOTING POWER
          WITH               See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             13,263,041 shares, all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management III, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           13,263,041
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    7.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 4 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Management III, Ltd. ("Tiger Management III")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             13,263,041 shares, all of which are directly owned
         SHARES              by Tiger PIP III.  Tiger Performance III, the
                             general partner of Tiger PIP III, and Tiger
      BENEFICIALLY           Management III, the general partner of Tiger
                             Performance III, may be deemed to have sole voting
     OWNED BY EACH           power with respect to such shares, and Coleman, the
                             director of Tiger Management III, may be deemed to
       REPORTING             have sole voting power with respect to such shares.
                         -------------------------------------------------------
         PERSON
                         6   SHARED VOTING POWER
          WITH               See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             13,263,041 shares, all of which are directly owned by Tiger PIP III. Tiger Performance III, the general partner of Tiger PIP III, and Tiger Management III, the general partner of Tiger Performance III, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management III, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           13,263,041
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   7.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                     CO
--------------------------------------------------------------------------------

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 5 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             1,434,434 shares, except that each of Tiger Global
         SHARES              Performance, LLC ("Tiger Global Performance"), the
                             general partner of Tiger Global, and Tiger
      BENEFICIALLY           Management, the investment manager of Tiger
                             Global, may be deemed to have sole voting power
     OWNED BY EACH           with respect to such shares, and Coleman, the
                             managing member of each of Tiger Global Performance
       REPORTING             and Tiger Management, may be deemed to have sole
                             voting power with respect to such shares.
         PERSON          -------------------------------------------------------

          WITH           6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             1,434,434 shares, except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,434,434
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 6 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             35,418 shares, except that each of Tiger Global
         SHARES              Performance, the general partner of Tiger Global
                             II, and Tiger Management, the investment manager
      BENEFICIALLY           of Tiger Global II, may be deemed to have sole
                             voting power with respect to such shares, and
     OWNED BY EACH           Coleman, the managing member of each of Tiger
                             Global Performance and Tiger Management, may be
       REPORTING             deemed to have sole voting power with respect to
                             such shares.
         PERSON          -------------------------------------------------------

          WITH           6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             35,418 shares, except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           35,418
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 7 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             557,834 shares, except that Tiger Management, the
         SHARES              investment manager of Tiger Ltd., may be deemed to
                             have sole voting power with respect to such
      BENEFICIALLY           shares, and Coleman, the director of Tiger Ltd.
                             and the managing member of Tiger Management, may be
     OWNED BY EACH           deemed to have sole voting power with respect to
                             such shares.
       REPORTING         -------------------------------------------------------

         PERSON          6   SHARED VOTING POWER
                             See response to row 5.
          WITH           -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             557,834 shares, except that Tiger Management, the investment manager of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Ltd. and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           557,834
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.3%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 8 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Performance, LLC ("Tiger Global Performance")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               1,469,852 shares, of which 1,434,434 are
         SHARES                directly owned by Tiger Global and 35,418 are
                               directly owned by Tiger Global II.  Tiger Global
      BENEFICIALLY             Performance is the general partner of each of
                               Tiger Global and Tiger Global II and may be
     OWNED BY EACH             deemed to have sole voting power with respect to
                               such shares, Tiger Management is the investment
       REPORTING               manager of each of Tiger Global and Tiger Global
                               II and may be deemed to have sole voting power
         PERSON                with respect to such shares and Coleman, the
                               managing member of each of Tiger Global
          WITH                 Performance and Tiger Management, may be deemed
                               to have sole voting power with respect to such
                               shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               1,469,852 shares, of which 1,434,434 are
                               directly owned by Tiger Global and 35,418
                               are directly owned by Tiger Global II.
                               Tiger Global Performance is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,469,852
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                    Page 9 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Management, LLC ("Tiger Management")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             15,290,727 shares, of which 13,263,041 are
         SHARES              directly owned by Tiger PIP III, 1,434,434 are
                             directly owned by Tiger Global, 35,418 are
      BENEFICIALLY           directly owned by Tiger Global II and 557,834 are
                             directly owned by Tiger Ltd.  Tiger Management is
     OWNED BY EACH           the investment manager of each of Tiger PIP III,
                             Tiger Global, Tiger Global II and Tiger Ltd. and
       REPORTING             may be deemed to have sole voting power with
                             respect to such shares. Tiger Global Performance,
         PERSON              the general partner of each of Tiger Global and
                             Tiger Global II, may be deemed to have sole voting
          WITH               power with respect to such shares directly owned
                             by such entities. Coleman, the managing member of
                             each of Tiger Management and Tiger Global
                             Performance and the director of Tiger Ltd., may be
                             deemed to have sole voting power with respect to
                             such shares.
                         -------------------------------------------------------

                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             15,290,727 shares, of which 13,263,041 are
                             directly owned by Tiger PIP III, 1,434,434
                             are directly owned by Tiger Global, 35,418
                             are directly owned by Tiger Global II and
                             557,834 are directly owned by Tiger Ltd. Tiger Management is the investment manager of each of Tiger PIP III, Tiger Global, Tiger Global II and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares. Tiger Global Performance, the general partner of each of Tiger Global and Tiger Global II, may be deemed to have sole dispositive power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           15,290,707
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.2%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                   Page 10 of 16
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               15,290,727 shares, of which 13,263,041 are
         SHARES                directly owned by Tiger PIP III, 1,434,434 are
                               directly owned by Tiger Global, 35,418 are
      BENEFICIALLY             directly owned by Tiger Global II and 557,834
                               are directly owned by Tiger Ltd.  Coleman is the
     OWNED BY EACH             managing member of each of Tiger Global
                               Performance (the general partner of each of
       REPORTING               Tiger Global and Tiger Global II) and Tiger
                               Management (the investment manager of each of
         PERSON                Tiger PIP III, Tiger Global, Tiger Global II and
                               Tiger Ltd.) and the director of each of Tiger
          WITH                 Management III (the general partner of Tiger
                               Performance III) and Tiger Ltd. and may be
                               deemed to have sole voting power with respect to
                               such shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               15,290,727 shares, of which 13,263,041 are
                               directly owned by Tiger PIP III, 1,434,434 are directly owned by Tiger Global, 35,418 are directly owned by Tiger Global II and 557,834 are directly owned by Tiger Ltd. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global and Tiger Global II) and Tiger Management (the investment manager of each of Tiger PIP III, Tiger Global, Tiger Global II and Tiger Ltd.) and the director of each of Tiger Management III (the general partner of Tiger Performance III) and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           15,290,727
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.2%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                   Page 11 of 16
----------------------------------------            ----------------------------

ITEM 1(A).  NAME OF ISSUER
            --------------

            Gushan Environmental Energy Limited

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            No. 37, Golden Pond Road, Golden Mountain Industrial District Fuzhou City, Fujian Province
            People's Republic of China

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Tiger Global Private Investment Partners III, L.P., a Cayman Islands limited partnership ("Tiger PIP III"), Tiger Global PIP Performance III, L.P., a Cayman Islands limited partnership ("Tiger Performance III"), Tiger Global PIP Management III, Ltd., a Cayman Islands exempted company ("Tiger Management III"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), Tiger Global Performance, LLC, a Delaware limited liability company ("Tiger Global Performance"), Tiger Global Management, LLC, a Delaware limited liability company ("Tiger Management"), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

            Tiger Performance III, the general partner of Tiger PIP III, Tiger Management III, the general partner of Tiger Performance III, and Tiger Management, the investment manager of Tiger PIP III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP III. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Tiger Management, the investment manager of Tiger PIP III, Tiger Global, Tiger Global II and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP III, Tiger Global, Tiger Global II and Tiger Ltd. Coleman is the managing member of Tiger Global Performance and Tiger Management and the director of each of Tiger Management III and Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP III, Tiger Global, Tiger Global II and Tiger Ltd.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP

            Tiger  PIP III  and  Tiger  Performance  III  are  Cayman  Islands
            limited partnerships. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Global Performance and Tiger Management are Delaware limited liability companies. Tiger Management III and Tiger Ltd. are Cayman Islands exempted companies. Coleman is a United States citizen.

ITEM 2(D) AND (E).      TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                        ---------------------------------------------

            Ordinary Shares
            CUSIP # 40330W106

----------------------------------------            ----------------------------
CUSIP NO. 40330W106                        13 G                   Page 12 of 16
----------------------------------------            ----------------------------

ITEM 3.     Not Applicable.
            --------------


ITEM 4.     OWNERSHIP
            ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

                  (a)   AMOUNT BENEFICIALLY OWNED:

                        See Row 9 of cover page for each Reporting Person.

                  (b)   PERCENT OF CLASS:

                        See Row 11 of cover page for each Reporting Person.

                  (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                              (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of Tiger PIP III, Tiger Global and Tiger Global II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ----------------------------------------------------------
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            --------------------------------------------------------------
            COMPANY
            -------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2008



Tiger Global Private Investment Partners III, L.P.  /s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.           ----------------------------
Its General Partner                                 Signature
By Tiger Global PIP Management III, Ltd.
Its General Partner                                 Charles P. Coleman III
                                                    Director


Tiger Global PIP Performance III, L.P.              /s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.            ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Director


Tiger Global PIP Management III, Ltd.               /s/ Charles P. Coleman III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Director


Tiger Global, L.P.                                  /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member

Tiger Global, Ltd.                                  /s/ Charles P. Coleman III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Director


Tiger Global Performance, LLC                       /s/ Charles P. Coleman III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Management, LLC                        /s/ Charles P. Coleman III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Charles P. Coleman III                              /s/ Charles P. Coleman III
                                                    ----------------------------
                                                    Signature







The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX
                                  -------------


                                                               Found on
                                                             Sequentially
Exhibit                                                     Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                             16

                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Gushan Environmental Energy Limited shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 12, 2008


Tiger Global Private Investment Partners III, L.P. /s/ Charles P. Coleman III
By Tiger Global PIP Performance III, L.P.          -----------------------------
Its General Partner                                Signature
By Tiger Global PIP Management III, Ltd.
Its General Partner                                Charles P. Coleman III
                                                   Director


Tiger Global PIP Performance III, L.P.             /s/ Charles P. Coleman III
By Tiger Global PIP Management III, Ltd.           -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global PIP Management III, Ltd.              /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global, L.P.                                 /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                   -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global II, L.P.                              /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                   -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member



Tiger Global, Ltd.                                 /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global Performance, LLC                      /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global Management, LLC                       /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Charles P. Coleman III                             /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature